VEDDER PRICE P.C. 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601 312.609.7500 FAX: 312.609.5005

CHICAGO • NEW YORK CITY • WASHINGTON, D.C.

February 27, 2009
Aston Funds
120 North LaSalle Street
25th Floor
Chicago, Illinois 60602
Ladies and Gentlemen:
     We have acted as counsel to Aston Funds, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 102 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of units of beneficial interest, no par value (“Shares”), in the following series, which Shares are further classified and designated as one or more of Classes N, I, R, S, Y and YS as follows: Aston Growth Fund (Classes N, I and R), Aston/Montag & Caldwell Growth Fund (Classes N, I and R), Aston/TAMRO All Cap Fund (Class N), Aston Value Fund (Classes N and I), Aston/Optimum Mid Cap Fund (Classes N and I), Aston/TAMRO Small Cap Fund (Classes N and I), Aston/Veredus Aggressive Growth Fund (Classes N and I), Aston/Fortis Real Estate Fund (Classes N and I), Aston Balanced Fund (Class N), Aston/Montag & Caldwell Balanced Fund (Classes N and I), Aston/TCH Fixed Income Fund (Classes N and I), Aston/Fortis Investor Money Market Fund (Class N), Fortis Government Money Market Fund (Classes I and S), Fortis Tax-Exempt Money Market Fund (Classes I and S), Fortis Treasury Money Market Fund (Classes I and S), Fortis Institutional Prime Money Market Fund (Classes Y and YS), Aston/Veredus Select Growth Fund (Classes N and I), Aston/River Road Dividend All Cap Value Fund (Classes N and I), Aston/River Road Small Cap Value Fund (Class N and I), Aston/Optimum Large Cap Opportunity Fund (Class N), Aston/ River Road Small-Mid Cap Fund (Classes N and I), Aston/Fortis Global Real Estate Fund (Class N), Aston/Neptune International Fund (Classes N & I), MB Enhanced Equity Income Fund (Class N), Aston/Barings International Fund (Class I), Aston Cardinal Mid Cap Value Fund (Class N), Aston/Montag & Caldwell Mid Cap Growth Fund (Class N), Aston/New Century Absolute Return ETF Fund (Class N) and Aston/Smart Portfolios Fund (Class N).
     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust Instrument, the Certificate of Trust, as amended, the Trust’s By-laws, as amended, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.

Aston Funds
February 27, 2009

In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, and officers and Trustees of the Trust.
     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to (i) the statutory laws and regulations of the United States of America and (ii) the Delaware Statutory Trust Act (excluding any case decided thereunder). We express no opinion with respect to any other laws or regulations.
     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.
     This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Post-Effective Amendment), without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER PRICE P.C.

VEDDER PRICE P.C.